UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of report (Date of earliest event reported): November 3, 2010
Aradigm Corporation
(Exact name of registrant as specified in its charter)

California	000-28402	94-3133088
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3929 Point Eden Way, Hayward, California	94545
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (510) 265-9000
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On November 3, 2010, Tamar D. Howson was appointed as a director of Aradigm Corporation (the “Company”). Ms. Howson joins current directors Frank H. Barker, Igor Gonda, John M. Siebert and Virgil D. Thompson. The committees of the Company’s Board of Directors (the “Board”) to which Ms. Howson will be named have not been determined at this time.
     Tamar D. Howson, has been a partner with JSB-Partners, LP, a transaction advisory firm serving the life sciences industry, since 2009. From 2007 to 2008, Ms. Howson served as Executive Vice President of Corporate Development for Lexicon Pharmaceuticals, Inc. From 2001 to 2007, she served as Senior Vice President of Corporate and Business Development and was a member of the executive committee at Bristol-Myers Squibb Company (“Bristol-Myers”). During her tenure at Bristol-Myers, Ms. Howson was responsible for leading the company’s efforts in external alliances, licensing and acquisitions. In 2000 and 2001, Ms. Howson served as a business development and strategy consultant to biotechnology companies in the United States and in Europe. From 1991 to 2000, Ms. Howson served as Senior Vice President and Director of Business Development at SmithKline Beecham plc, a global pharmaceutical company. She also managed SR One Ltd., a venture capital fund of SmithKline Beecham, plc. From 1990 to 1991, Ms. Howson held the position of Vice President, Venture Investments at Johnston Associates, Inc., a venture capital firm, and from 1987 to 1990, she served as Director of Worldwide Business Development and Licensing for Squibb Corporation. She previously served as Executive Vice President of Corporate Development for Lexicon Pharmaceuticals, Inc. Ms. Howson received her M.B.A. in finance and international business from Columbia University. She holds a M.S. from the City College of New York and a B.S. from Technion in Israel. Ms. Howson currently serves on the boards of OXIGENE, Inc., a clinical-stage, biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, Soligenix, Inc., a late-stage biopharmaceutical company developing products to treat life-threatening side effects of cancer treatments and serious gastrointestinal diseases, and vaccines for certain bioterrorism agents, Idenix Pharmaceuticals, Inc., a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral diseases, and S*Bio Pte Ltd., a drug discovery company focused on the discovery and development of innovative, best-in-class small molecule anti-cancer drugs, targeting defined molecular pathways. She also serves as a consultant to Pitango Venture Fund and is a member of the advisory board to Triana Venture Partners, Inc. She previously served on the boards of Ariad Pharmaceuticals, Inc., SkyePharma, plc, NPS Pharmaceuticals, Inc., Targacept, Inc., and the Healthcare Businesswomen’s Association.
     In connection with Ms. Howson’s appointment as a director of the Company, the Company granted Ms. Howson options to purchase 150,000 shares of the Company’s common stock with an exercise price equal to the closing price per share of the Company’s common stock on the OTC Bulletin Board on November 3, 2010, which was $0.175 per share. The options will expire 10 years from the grant date and will vest 25% each quarter following the grant date. In addition, as a non-employee director of the Company, Ms. Howson will receive an annual retainer in the value of $30,000. The retainer may be paid in cash or an equivalent value of restricted stock at Ms. Howson’s option. Ms. Howson will receive additional annual retainers for any Board committee on which she serves as chairperson or as a member. She will also be entitled to receive reimbursement of reasonable out-of-pocket expenses incurred by her to attend Board meetings.
     Other than as disclosed in this Current Report on Form 8-K, there is no arrangement or understanding between Ms. Howson and any other person pursuant to which Ms. Howson was selected as a director of the Company, and there have not been any past transactions, nor are there any currently proposed transactions, between the Company or any of its subsidiaries, on the one hand, and Ms. Howson, on the other hand, that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Item 8.01	Other Events.
     On November 4, 2010, the Company issued a press release announcing the appointment of Ms. Howson as a director of the Company. A copy of this press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

Item 9.01	Financial Statements and Exhibits.
     (d) Exhibits.
EXHIBIT INDEX

Exhibit	Description
99.1	Press release dated November 4, 2010.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARADIGM CORPORATION
Dated: November 9, 2010	By:	/s/ Nancy Pecota
		Name:	Nancy Pecota
		Title:	Vice President, Finance and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
99.1	Press release dated November 4, 2010.

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